AGREEMENT AND MUTUAL RELEASE

This AGREEMENT AND MUTUAL RELEASE (the “Agreement”) is entered into as of March __, 2025 by and between Dian C. Taylor (the “Ms. Taylor”) and Artesian Resources Corporation, a Delaware corporation (the “Company”) (each a “Party,” and together the “Parties”).  If not revoked pursuant to Section 2(d), the Agreement will become effective on the eighth day after being signed by Ms. Taylor (the “Effective Date”).

WHEREAS, Ms. Taylor has served as the President and Chief Executive Officer of the Company and its subsidiaries since 1992, and the Company wishes to express its appreciation for her service and commitment during her tenure; and

WHEREAS, the Parties agree to resolve any and all issues or disputes, including those that may presently exist, or that may arise out of the circumstances surrounding Ms. Taylor’s retirement from her roles as President and CEO.

NOW THEREFORE, in consideration of the promises and the covenants herein, the sufficiency of which is hereby acknowledged, and subject to the conditions set forth below, Ms. Taylor and the Company agree as follows:

1. Retirement.

On the Effective Date, Ms. Taylor shall be deemed to have retired from her employment 0with the Company and its affiliates, including from her roles as President and Chief Executive Officer of the Company, retroactive to February 22, 2025.  For the avoidance of doubt, such retirement shall not affect Ms. Taylor’s status as a Director of the Company or any of the Company’s affiliates, as applicable.  Ms. Taylor shall be entitled to continue to participate in the Company’s health and dental insurance plans in accordance with the terms thereof applicable to former employees of the Company, should she choose to do so by electing COBRA health continuation coverage as set forth in the post-employment health benefits notice that the Company provided her on February 22, 2025.

2. Mutual Releases.

a.
By Ms. Taylor.  In consideration and satisfaction of this Agreement, Ms. Taylor and her heirs, executors, administrators, successors, and assigns hereby willingly and knowingly remise, waive, release, and discharge the Company, any parent, related or affiliated entities, its predecessors and successors, and its present and past employees, board members, agents, heirs, successors, and assigns in both their individual and official capacities (collectively, the “Company Releasees”), of and from any and all manner of actions, causes of actions, suits, debts, dues, accounts, bonds, covenants, contracts, agreements (except for this enforcement of this Agreement), judgments, claims, and demands whatsoever in law or equity that Ms. Taylor has or may have against the Company Releasees, including any claims that were or could have been brought up to and including the date of the execution of this Agreement, with the exception of any claims relating to any action taken by the Company Releasees that results in an increase in any tax liability of Ms. Taylor for 2025 or any previous year beyond the tax liabilities about which Ms. Taylor was informed by the Company as of the date Ms. Taylor executed this Agreement.

b.
By the Company.  In consideration and satisfaction of this Agreement, the Company, for itself and its officers, employees, board members, representatives, agents, insurers, successors and assigns, and any parent(s) or otherwise related, associated or affiliated entities of the Company, and their respective heirs, executors, administrators, successors and assigns, hereby voluntarily, willingly and knowingly forever and finally remises, waives, releases and discharges Ms. Taylor, her heirs, executors, administrators, successors, assigns, and attorneys (collectively, the “Taylor Releasees”), of and from any and all manner of actions, causes of actions, suits, debts, dues, accounts, bonds, covenants, contracts, agreements (except for enforcement of this Agreement), judgments, claims and demands whatsoever in law or equity that the Company and Company Releasees have or may have against the Taylor Releasees, including, without limitation, any claims that were or could have been brought up to and including the date of the execution of this Agreement.

c.
OWBPA and ADEA Release. Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Ms. Taylor understands and acknowledges that by executing this Agreement and Mutual Release and releasing all claims against each and all of the Taylor Releasees, she has waived any and all rights or claims that she has or could have against any Taylor Releasees under the Age Discrimination in Employment Act (“ADEA”), which includes, but is not limited to, any claim that any Taylor Releasees discriminated against Ms. Taylor on account of her age. Ms. Taylor also acknowledges the following:

(i) The Company has advised Ms. Taylor to consult with an attorney prior to executing this Agreement;
(ii) Ms. Taylor has had the opportunity to consult with her own attorney concerning this Agreement;
(iii) The Company has provided Ms. Taylor the opportunity to review and consider this Agreement for 21 days (the “Review Period”).  At Ms. Taylor’s option and sole discretion, she may waive the Review Period and execute this Agreement before the expiration of 21 days. In electing to waive the Review Period, she acknowledges that she was given a reasonable period of time within which to consider this Agreement and her waiver is made freely and voluntarily, without duress or any coercion by any other person.
d.
ADEA Revocation Period. Ms. Taylor may revoke any release set forth herein (in which case the Agreement is null and void ab initio) within a period of seven days after execution of this Agreement.  Ms. Taylor agrees that any such revocation is not effective unless it is made in writing and delivered to the attention of the General Counsel of the Company by the end of the seventh calendar day after she has signed the Agreement.

3. Indemnification, Advancement, Exculpation and Insurance.
The Company confirms and acknowledges that the Company will not dispute Ms. Taylor’s right to indemnification and/or advancement as provided in Article VIII of its Amended and Restated Bylaws or as may arise under or be created by any statute, rule of law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise and her right to exculpation under Article Tenth, Section 10.01 of the Company’s Restated Certificate of Incorporation.  Ms. Taylor shall also remain covered by the Company’s directors and officers insurance policy for past acts or omissions as an officer and for past and future actions or omissions as a Director, to the same extent the policy provides such coverage to other officers or Directors of the Company or any of the Company’s affiliates, as applicable, for such actions or omissions.  The Company also agrees to pay Ms. Taylor her reasonable attorneys’ fees incurred in negotiating the resolution of matter relating to her employment and this Agreement, up to but not exceeding $50,000.

4. Return of Property.
As soon as practicable after the Effective Date, Ms. Taylor shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property, including any vehicles owned by the Company, and all copies thereof in Ms. Taylor’s possession. Notwithstanding anything to the contrary contained herein, Ms. Taylor will be entitled to remove, transfer and retain (i) papers and other materials of a personal nature, including without limitation photographs, personal correspondence, personal diaries, personal calendars and rolodexes, personal phone books and files relating exclusively to her personal affairs, (ii) information Ms. Taylor reasonably believes is necessary for the planning and preparation of Ms. Taylor’s personal tax returns, (iii) copies of compensation and benefit plans and agreements relating to Ms. Taylor’s employment with or retirement from the Company, and (iv) any information reasonably related to her continuing service on the Board of Directors of the Company of any of the Company’s affiliates; provided, however, that she agrees to return such information to the Company upon completion of such service.

As soon as practicable after the Effective Date, Ms. Taylor shall designate an agent (the “Agent’) to work on her behalf to collect all of her personal property that is present on the Company’s premises, including, but not limited to, her collection of Southwestern art and other artwork, photographs, awards, office decor, personal records and other personal property (the “Personal Property”) and all of her files, records or other information reasonably related to her continuing service on the Board of Directors of the Company or any of the Company’s affiliates (the “Board Records”).  The Company agrees to reasonably cooperate with the Agent, and any moving or logistics company engaged by the Agent, to effect the prompt delivery of the Personal Property and the Board Records to Ms. Taylor.  The Company also agrees that Ms. Taylor may retain the mobile telephone number assigned to her Company mobile telephone, and the Company shall reasonably cooperate with the Agent to effect the transfer of that mobile telephone number to a private telephone account designated by Ms. Taylor.

5. Miscellaneous.
(a) Entire Agreement.  This Agreement sets forth the entire understanding and agreement between Ms. Taylor and the Company with respect to the subject matter hereof and supersedes any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth or referred to herein, and all such prior agreements are of no force or effect; provided, however, that this Agreement shall not affect any rights or obligations of the Parties pursuant to the Non-competition, Confidentiality, and Non-solicitation Agreement entered into by the Parties on November 2, 2004.  Each of the Parties acknowledges that no one has made any promise, representation, or warranty whatever, express or implied, not contained or referred to herein concerning the subject matter of this Agreement, to induce the Party to execute this Agreement.  Each of the Parties acknowledges that it is not executing this Agreement in reliance upon any promise, representation, or warranty not contained or referred to in this Agreement.  Each of the Parties acknowledges and agrees that any actions or decisions by any taxing authority concerning this Agreement or payments thereunder will in no way affect the validity of this Agreement.

(b)  Severability and Reformation. Each of the provisions of this Agreement constitutes independent and separable covenants. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of the Agreement will not affect the validity of the remaining sections of this Agreement.

(c)  No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)  Successors and Assigns. This Agreement and any rights herein granted are personal to the Parties hereto and will not be assigned, sublicensed, encumbered, pledged or otherwise transferred by either Party without the prior written consent of the other Party, and any attempt at violative assignment, sublicense, encumbrance or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned by the Company to any successor in interest to the business of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of Ms. Taylor’s rights hereunder shall inure to the benefit of and be enforceable by Ms. Taylor’s heirs and estate.

(e)  No Conflict; Governing Law; Dispute Resolution. Each Party represents that the performance of all of the terms of this Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that Party. This Agreement is made in, governed by, and is to be construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law. The Parties agree that any legal action or proceeding brought under or in connection with this Agreement or Ms. Taylor’s employment shall be initiated and maintained in a state or federal court located in Wilmington, Delaware, and waive any right to a jury trial.

(f)  Sufficiency of Consideration.  The Parties hereto acknowledge and agree that each is forgoing certain rights and assuming certain duties and obligations, which it would not have forgone or assumed in the absence of this Agreement.  Accordingly, the Parties acknowledge and agree that this Agreement is fully and adequately supported by consideration and is fair and reasonable in all of its terms.

(g)  Agreement Interpretation. This Agreement shall be deemed to have been drafted jointly by the Parties.  The Parties, therefore, agree that any common law or statutory rule providing that ambiguities are to be construed against the drafter of an agreement shall not apply to the construction of this Agreement.

(h)  Due Authority.  Each individual signing this Agreement expressly states and warrants that he or she is duly authorized to do so and has the authority to bind the Party for which the individual signs.

6. Notices.

Except as otherwise provided herein, all notices, demands, and requests of any kind to be delivered to any Party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if sent by an internationally recognized courier service, overnight delivery or via email, addressed as follows:
a. If to Ms. Taylor:
PRICKETT, JONES & ELLIOTT, P.A.
1310 North King Street
Wilmington, DE 19801
Attn:  J. Clayton Athey
Email:  jcathey@prickett.com

b. If to the Company:
Artesian Resources Corporation
664 Churchmans Road
Newark, DE 19702
Attn: Courtney A. Emerson
General Counsel
Email:  CEmerson@artesianwater.com

With a copy to:

MORGAN, LEWIS & BOCKIUS LLP
2222 Market St.
Philadelphia, PA 19103-3007
Attn: Joanne Soslow
Email:  Joanne.Soslow@morganlewis.com

And

CONNOLLY GALLAGHER LLP
1201 N. Market Street, 20th Floor
Wilmington, DE  19801
Attn:  Matthew F. Boyer
mboyer@connollygallagher.com

7. Counterpart Agreements.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A counterpart may be delivered via facsimile or as an attachment to an email as a PDF, and the fax or PDF copy received will be deemed to constitute an original for all purposes.  Electronic signatures shall have the full force and effect of a signature affixed by hand to a paper document.

8. Captions and Headings

The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ARTESIAN RESOURCES CORPORATION

By:
Title:
Date:

DIAN C. TAYLOR

Date: